Exhibit 10.1

30 December 2013

Tetra House Pte. Ltd.

as Lender

and

SecureAlert, Inc.

as Borrower

Facility Agreement

THIS FACILITY AGREEMENT (the “Agreement”) is made on 30 December 2013

BETWEEN

(1)
Tetra House Pte. Ltd., a private company with limited liability incorporated under the laws of the Republic of Singapore having its registered office at 80 Raffles Place, 25-01 UOB Plaza 1, 048824 Singapore (the “Lender”);

and

(2)	SecureAlert, Inc., a Utah corporation, having its principal business office at 150 W. Civic Center Drive, Suite 400, Sandy, Utah 84070, United States of America (the “Borrower”);

The Lender and the Borrower shall also be referred to, each as a “Party” or, collectively as the “Parties”.

WHEREAS

(A)	The Borrower has asked the Lender to make available to the Borrower USD 25,000,000 (twenty-five million Dollars) for the Borrower’s acquisitions and general corporate purposes.

(B)
Upon the receipt of a Utilization Request from the Borrower and subject to the following terms and conditions of this Facility Agreement (the "Agreement"), the Lender will make the Term Loan available to the Borrower.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1.	As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Arrangement Fee” has the meaning given to such term in Section 7 of this Agreement.

“Availability Period” has the meaning given to such term in Section 2.1 of this Agreement.

"Bank Account" means the account opened and maintained by the Lender in the books of KBC Bank NV under number IBAN BE96 7310 3079 0805 USD, BIC: KREDBEBB or any other account of the Lender or of the respective successors, transferees and assigns of the Lender as long as the Lender or the respective successors, transferees and assigns of the Lender provide written notice to Borrower of any changes.

"Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for general business in London, United Kingdom.

"Closing Date" means the later of either (a) January 31st, 2014 or (b) the date on which the Lender (i) confirms to the Borrower that all of the conditions precedent set out in Article 4 (Conditions Precedent) have been satisfied or waived in accordance with Article 4 and (ii) delivers the first Confirmation to the Borrower, subject to and in accordance with the provisions of Section 2.1 and the relevant Confirmation.

“Confirmation” means a confirmation issued by the Lender to the Borrower in respect of the Term Loan in the form attached hereto as Appendix B.

"USD", "Dollar" or "$" means the single currency of the United States of America.

"Event of Default" has the meaning specified in Article 6 (Events of Default) hereof.

“Facility” means the facility referred to in Section 2.1 of this Agreement.

“Finance Document” means this Agreement, any Utilisation Request and any other document designated as a “Finance Document” by the Lender and the Borrower.

“Interest Payment Date” means each of the following dates: (i) the date falling six months after the Closing Date, (ii) the date falling twelve months after the Closing Date, (iii) the date falling 18 months after the Closing Date and (iiv) the Maturity Date.

“Interest Period” means each period from and including the Closing Date to but excluding the first Interest Payment Date, and each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date.

"Interest Rate" means 8% (eight per cent) per annum.

"Law" means any applicable law, code, ordinance, interpretation, guideline, directive, judgment, writ, injunction, decree, treaty, regulation, rule or order of any court, tribunal or governmental authority of any jurisdiction or political subdivision thereof.

“Maturity Date” means the date which is the second anniversary of the Closing Date.

“Notice of Prepayment” means a written notice issued by the Borrower to the Lender, informing them of its decision to prepay in full or partially the Term Loan in accordance with the procedures specified in Section 3.5.

"Obligations" has the meaning ascribed to such term in Section 6.1(a).

“Outstanding Principal Amount” means, at any date, the aggregate principal amount outstanding and drawn down under the Facility.

“Prepayment Amount” has the meaning ascribed to such term in Section 3.5(B).

“Prepayment Date” has the meaning ascribed to such term in Section 3.5(B).

"Term Loan" means a loan made or to be made under the Facility pursuant to Article 2 (The Facility, Terms Loan) or the principal amount outstanding for the time being of the loan, evidenced by a Confirmation.

“Term Loan Account” means the account opened and maintained by the Borrower in the books of _________________.

“Total Commitments” means twenty-five million dollars (USD 25,000,000) to the extent not cancelled in accordance with the terms of this Agreement.

“Utilisation Request” means a utilisation request given by the Borrower to the Lender substantially in the form attached hereof as Annex A;

“Voluntary Prepayment” has the meaning ascribed to such term in Section 3.5(A).

1.2.
In this Agreement any reference to any agreement, instrument or other document (howsoever named) is to such agreement, instrument or other document as it may be amended, supplemented or extended from time to time, whether before or after the date hereof.

1.3.	Article and section headings are for ease of reference only.

1.4.	Words importing the singular shall include the plural and vice versa.

1.5.	Any reference to any person shall be construed to include such person’s successors and assigns.

2.	THE FACILITY, TERM LOAN

2.1.	The Facility

Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make available to the Borrower a Facility equal to the Total Commitments.

The Borrower may utilise the Facility by delivering to the Lender a duly completed Utilisation Request at any time during the period commencing from the date of this Agreement and ending on May 31, 2014 (the “Availability Period”).  Lender shall promptly issue to Borrower a Confirmation upon receipt of a Utilisation Request and satisfaction of the conditions precedent in Section 4 below. The utilisation shall be referred to herein as the “Term Loan” which shall be for an amount not less than USD 2,000,000 (two million Dollars) and in integral multiples of USD 1,000,000 (one million Dollars). The Borrower may not deliver a Utilisation Request if as a result more than three Term Loan would be outstanding.

No amounts may be drawn under the Facility after the last day of the Availability Period.

The Term Loan shall be made available 10 (ten) Business Days after the Utilisation Request has been received by the Lender, but under no circumstances prior to the Closing Date, by wire transfer to the Term Loan Account, or such other account of the Borrower as notified by the Borrower in writing to the Lender.

2.2.	Purpose of Facility

The Term Loan shall be used by the Borrower for its acquisitions and general corporate purposes, which in the reasonable opinion of the Borrower’s management is in the interest of the Borrower.

2.3.	Term Loan

Upon satisfaction of all conditions precedent listed in Article 4 (Conditions Precedent), the Lender will direct KBC Bank NV to disburse the amount of the Term Loan specified in the relevant Utilisation Request in USD in accordance with the terms hereof and in accordance with the relevant Confirmation to the Term Loan Account or to the bank account notified by the Borrower in writing to the Lender at least 5 (five) Business Days prior to the Closing Date.

The Term Loan will be repayable in accordance with Sections 3.4 and 3.5 and bear interest in accordance with Section 3.2.

2.4.	Ranking of Obligations

The Borrower's obligations to the Lender hereunder shall constitute senior indebtedness of the Borrower and shall at all times rank no less than pari passu with all other unsecured obligations of the Borrower.

3.	PAYMENTS

3.1.	General

All payments to be made by the Borrower to the Lender under this Agreement shall be made in USD in immediately available funds, without set-off or deduction, to the Bank Account or to any other bank account to be notified subsequently to the Borrower by the Lender in writing.

3.2.	Interest

Interest on the Outstanding Principal Amount shall accrue daily from the date of drawdown of the Term Loan at the Interest Rate and shall be calculated semi-annually by the Lender on the basis of a year of 360 days for the actual number of days elapsed, and is payable semi-annually in arrears on each Interest Payment Date to the Bank Account. The Lender shall send to the Borrower the detailed calculation of the payable accrued interest at least ten (10) Business Days prior to each Interest Payment Date.

In no event shall the interest rate applicable hereunder exceed the maximum rate of interest allowed by Law; any payment of interest or in the nature of interest in excess of such limitation shall be credited as a repayment of principal.

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day.

3.3.	Default Interest

Any payment due under this Agreement (whether principal, interest, fees or other) which is not made on the due date in accordance with this Agreement shall bear an interest rate of 12% (twelve per cent) per annum from the due date until such payment is fully made. Default interest shall accrue automatically as of right without need of notification to the Borrower. Default Interest (if unpaid) arising on an overdue amount will be compounded at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

If the Lender fails to fund on a timely basis as set forth in this Agreement, the Lender will pay to the Borrower Default Interest on the amount not funded as requested. This will be a credit against interest owed.

For the avoidance of doubt, Default Interest shall apply to both (i) the Lender for any funding amounts not delivered within the timeframe set forth in this Agreement and (ii) to the Borrower for any repayments not made within the timeframe set forth in this Agreement.

3.4.	Principal

Subject to the application of Section 3.5 (Voluntary Prepayment), the Borrower shall repay the Outstanding Principal Amount in whole to the Bank Account on the Maturity Date.

3.5.	Voluntary Prepayment

(A)
The Borrower shall be entitled to prepay, at any time, the Outstanding Principal Amount, in full or in part, in accordance with the procedures specified in this Section 3.5 (the "Voluntary Prepayment") and subject to delivering a Notice of Prepayment to the Lender not less than 10 Business Days prior to the Prepayment Date (as defined below); provided that such prepayment shall be an integral multiple of USD 1,000,000 (one million Dollars).

(B)
The Notice of Prepayment shall specify the date where the proposed prepayment is to be made (the "Prepayment Date") and the principal amount of such prepayment (the "Prepayment Amount"). A Notice of Prepayment once delivered to the Lender is irrevocable and the Borrower shall be obligated to pay the Prepayment Amount to the Lender on the Prepayment Date, together with the additional amount set forth in Paragraph (C) below.

(C)	In addition to the Prepayment Amount, the Borrower shall pay to the Lender on the Prepayment Date the Interest accrued on the Prepayment Amount up to the Prepayment Date.

(D)	Any Prepayment Amounts repaid by the Borrower to the Lender may not be re-borrowed or re-loaned. Any Voluntary Prepayments will reduce permanently the aggregate maximum amount of the Facility.

3.6.	Taxes

All payments made by the Borrower hereunder shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding taxes imposed on the net income of the Lender and all income and franchise taxes applicable to the Lender (all such non-excluded taxes, levies, imposts deductions, charges, withholdings and liabilities, "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant tax authority or other authority in accordance with applicable Law.  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, assignment, transfer, registration or enforcement of, or otherwise with respect to, this Agreement ("Other Taxes").  If the Borrower fails to pay any such deduction or withholding when due to the appropriate governmental authority, the Borrower shall indemnify the Lender upon demand for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) that may become payable or have been paid by the Lender as a result of such failure, and any liability (including penalties, interest and expenses) arising there from or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, and the Lender's calculations of the amount of such Taxes or Other Taxes shall be conclusive absent manifest error.

3.7.
Failure or delay of less than thirty (30) calendar days from the date such compensation may be requested on the part of the Lender to demand compensation pursuant to this Article 3 shall not constitute a waiver of the Lender's right to demand such compensation.

4.	CONDITIONS PRECEDENT

The obligation of the Lender to advance the initial Term Loan under the Facility on the Closing Date is subject to the satisfaction or, at the Lender’s discretion, the waiver (in whole or in part) of the following conditions precedent:

(a)	This Agreement shall have been duly authorized, executed and delivered by each Party thereto and shall be in full force and effect;

(b)
The Borrower shall have delivered to the Lender at the latest on the Closing Date the Borrower’s board of directors’ resolution(s) approving the entry into, execution and performance by the Borrower of its obligations under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

(1)
The Borrower makes the representations and warranties set out in this Article 5 on the date of this Agreement, the Closing Date, on the date of a Utilisation Request and on the date of drawdown of  Term Loan and acknowledges that the Lender has entered into this Agreement in reliance on those representations and warranties.

(a)
The Borrower is a company, duly organized, validly existing and in good standing under the laws of its jurisdiction. The Borrower has the power to own its assets and carry on its business substantially as it is being conducted.

(b)
This Agreement constitutes or, when executed and delivered by the Borrower, will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(c)	The execution of this Agreement by the Borrower, the exercise of its rights and performance of its obligations under the Agreement, do not and will not conflict with:
-	any law or regulation applicable to the Borrower;
-	the Borrower’s constitutional documents; or
-	any agreement or instrument to which the Borrower is a party or which is binding upon it or any of its assets.

(d)	The Borrower has the power to enter into, perform or deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement.

(e)
The choice of English law as the governing law of the Agreement and the submission to the jurisdiction of the English courts located in London, England will be recognized and enforced against the Borrower in its jurisdiction of incorporation.  Nothing in this subparagraph (e) shall invalidate or supersede the obligation of the Parties to arbitrate any Dispute pursuant to the provisions of Section 14 below.

(f)	All authorizations required or desirable:
-	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and
-
to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect or will be obtained or effected on the first Closing Date.

(g)
The Borrower’s payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(2)
The Lender makes the representations and warranties set out in this Article 5 on the date of this Agreement, the Closing Date, the date of a Utilisation Request and on the date of drawdown of each Term Loan.

(a)
This Agreement and the other Finance Documents executed by the Lender have each been duly authorized, executed and delivered by the Lender and each constitutes the legally binding obligation of the Lender, enforceable against the Lender in accordance with its respective terms and the terms of this Agreement.

(b)
The Lender is a duly formed corporation, validly existing and in good standing under the laws of the Republic of Singapore, and is authorized and legally able to do business in England and the United States of America and to enter into this Agreement.

(c)	The Lender has full right, power and authority to execute this Agreement and all other documents executed by it on its own behalf and no consent of third parties is required.
(d)	The Lender has currently available and accessible all funds necessary to meet the Total Commitments under the terms of this Agreement.
(e)
No funds are currently being supplied by, originating from or passing through an “affiliate” of the Borrower as defined under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (other than Mr. Guy Dubois who is a director and Chairman of the Board of Borrower); in the event that funds should in the future be supplied by, originate from, be secured by or pass through an “affiliate”, the Lender will promptly notify Borrower of such “ affiliate event” (notwithstanding the forgoing Lender will use its best efforts to notify Borrower of such affiliate event within five (5) Business Days prior to the occurrence of any such affiliate event).

6.	EVENTS OF DEFAULT

6.1.	Subject to Section 2.4 above, upon the occurrence and during the continuation of any Event of Default (as hereinafter defined), the Lender may:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)
by notice to the Borrower, declare the entire Facility or the Term Loan (together with all accrued and unpaid interest thereon) and other obligations, indebtedness and liabilities of the Borrower to the Lender arising under or in connection with this Agreement of whatever nature, whether contingent or absolute, matured or unmatured (the "Obligations") to be forthwith due and payable;

(c)	declare that all or part of the Term Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	do all other things provided for by law or equity and under this Agreement to enforce and/or recover all or any Obligations,

6.2.	Each of the following shall be an "Event of Default" hereunder:

(a)
The Borrower shall fail to make any payment when due, of any principal, interest, fees or any other Obligations (whether at scheduled maturity, by acceleration or otherwise) for more than five Business Days after the date when due, unless its failure to pay is caused by an administrative or technical error.

(b)
Any representation or warranty made by the Borrower in this Agreement or in any Utilisation Request, certificate, financial statement or other document delivered to the Lender by the Borrower pursuant to this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed made.

(c)	The Borrower does not comply with any provision of this Agreement.

(d)
The Borrower is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(e)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower, or any analogous procedure or step is taken in any jurisdiction.

6.3.
No Event of Default under paragraph 6.2 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Borrower giving notice to the Lender or the Lender becoming aware of the failure to comply.

7.	ARRANGEMENT FEE

The Borrower shall pay to the Lender an arrangement fee of an amount corresponding to 3% (three per cent) of the aggregate maximum amount of the Total Commitments as at the date of the Agreement (the “Arrangement Fee”).

The Arrangement Fee shall be payable in two instalments. The first instalment of 1.0% (one percent) of the Total Commitments as at the date of the Agreement shall be payable within 5 Business Days of the signing the Agreement by the Parties hereto, to the Bank Account of the Lender. The second instalment of 2.0% (two percent) shall be deducted and withheld by the Lender from the first Term Loan.

8.	NOTICES

All notices or other communications under or in connection with this Agreement shall be given in writing, by fax, by electronic mail or by registered letter. In case of notices by fax, the transmission report shall constitute conclusive evidence of dispatch of the notification by the Lender to the Borrower and of the contents of such notification.

All notices from the Lender to the Borrower shall be validly made to the last known address of the Borrower.

A notice given in accordance with the above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

The addresses of each Party to this Agreement for all notices under or in connection with this Agreement are:

In relation to the Lender:

Tetra House Pte. Ltd.
Attention: Mr. Guy Dubois
80 Raffles Place
25-01 UOB Plaza 1
048824 Singapore
Fax: +41-860-79-302-3056
Tel.: +41-79-302-3056
E-mail: guy.dubois@tetra-house.com

In relation to the Borrower:

SecureAlert, Inc.
Attention: Chief Financial Officer
150 W. Civic Center Drive
Sandy, UT 84070
United States of America
Tel: +1-801-451-6141

or any other address notified by a party to this Agreement for this purpose to the other Party to this Agreement by not less than five Business Days’ prior notice.

9.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions hereof shall not affect the validity, legality or enforceability of this Agreement or of any other provision hereof.

10.	WAIVER

Neither a failure to exercise nor any delay in exercising on the part of the Lender, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.	ASSIGNMENT AND TRANSFER

This Agreement shall be binding upon and shall inure to the benefit of the Lender and the respective successors, transferees and assigns of the Lender and references in this Agreement to the Lender shall be construed accordingly.

The Lender is permitted, at the Lender’s sole discretion, to sell and transfer, in whole but not in part, the Lender’s rights and obligations under this Agreement.

The Borrower may not assign all or any of its rights or transfer all or any of its rights and obligations under this Agreement.

12.	COUNTERPARTS

12.1.
This Agreement may be executed by the parties hereto in separate counterparts and any single counterpart or set of counterparts executed and delivered by all the parties hereto shall constitute one and the same instrument.

12.2.	Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

13.	GOVERNING LAW

This Agreement and any non contractual obligations arising out of or in connection with it are governed English law under the courts or tribunals located in London, England.

14.	JURISDICTION AND DISPUTE RESOLUTION

(a)
In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity, breach or termination (known herein as a “Dispute”), the Parties agree that the Dispute shall be referred to and finally resolved by binding arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Section 14 of this Agreement.  The language to be used in the mediation and in the arbitration shall be English.

(b)	If any arbitration is commenced pursuant to this Section 14: (i) the number of arbitrators shall be one; and (ii) the seat, or legal place, of arbitration shall be London, England.

15.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints [●] as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement.

(Remainder of Page Intentionally Left Blank)

This Agreement has been executed in three (3) originals on the day and year first before written and each Party acknowledges receipt of one original.

Tetra House Pte. Ltd.
as Lender

______________________
Name: Guy Dubois
Title:

SecureAlert, Inc.
as Borrower

______________________
David S. Boone
Director

APPENDIX A

UTILISATION REQUEST

From:           SecureAlert, Inc.

To:           Tetra House Pte. Ltd.

Dated:  __________________ 2014

Dear Sirs,

USD 25,000,000 Facility Agreement dated ____ December 2013 (the “Agreement”)

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in the Utilisation Request unless given a different meaning in the Utilisation Request.

2. We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	_______________2014 (or, if that is not a Business Day, the next Business Day)
Amount:	USD __________________
Interest Period:	_______________________

3. We confirm that each condition specified in Article 4 is satisfied on the date of this Utilisation Request.

4. The proceeds of the Loan should be credited to:

Account in USD  -   IBAN _________________________

SWIFT / BIC -  _____________________

5. The Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
SecureAlert, Inc.

APPENDIX B

CONFIRMATION

on the letterhead of the Lender

To:             The Borrower

Dated:  __________________

USD 25,000,000 Facility Agreement dated ____ December 2013 (the “Agreement”)

Dear Sirs,

We refer to the Agreement. This is a Confirmation. Terms defined in the Agreement have the same meaning in this Confirmation unless given a different meaning in this Confirmation.

Further to your request, we agree to disburse you the Term Loan under the Facility on the following terms:

Closing Date:                                ________________

Amount:                      _____________________ USD

Applicable Interest Rate: eight (8) % per annum

The amount of the Term Loan will be credited to the Term Loan Account.

Yours faithfully

…………………………………
Authorized signatory for
Tetra House Pte Ltd